Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109317) pertaining to the PAREXEL International Corporation 401(k) Retirement Savings Plan of PAREXEL International Corporation of our report dated June 29, 2017, with respect to the financial statements and schedules of the PAREXEL International Corporation 401(k) Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP
Boston, Massachusetts
June 29, 2017